Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS BIDS FAREWELL TO DOUGLAS CARLISLE AS HE LEAVES BOARD TO PURSUE NEW OPPORTUNITY

WEST PALM BEACH, FL, MAY 25, 2005 - Metropolitan Health Networks, Inc. (AMEX:MDF) (PCX:MDF), a leading provider of healthcare services in Florida, today announced that Douglas R. Carlisle will leave the Company’s Board of Directors. Mr. Carlisle has stated that his resignation, effective May 25, 2005, is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices but rather a personal decision.

Commenting on his departure, Douglas R. Carlisle stated: “It is with great regret that I tender my resignation from the Board of Directors of Metropolitan. My resignation is due to increasing and unforeseen demands in my business life. I have great respect for the company and its leadership and I feel confident that Metropolitan will continue to report progress in the future.”

Mr. Carlisle’s resignation leaves a vacancy on the Board that will not likely be filled prior to the Company’s Annual Shareholders’ meeting to be held on Thursday, June 23, 2005 in West Palm Beach, Florida. The Board will consider this week whether to decrease the size of the Board from seven members to six members in accordance with the Company’s Bylaws.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (ii) future legislation and changes in governmental regulations; (iii) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (iv) our ability to successfully recruit and retain medical professionals; (v) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; and (vi) our ability to successfully license or operate a health maintenance organization otherwise known as an HMO. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.